-UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 12, 2010

SRKP 23, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-53019	26-1357843
(Commission File Number)	(IRS Employer Identification No.)

4737 North Ocean Drive, Suite 207 Lauderdale by the Sea, FL	33308
(Address of Principal Executive Offices)	(Zip Code)

(310) 203-2902
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 12, 2010, SRKP 23, Inc., a Delaware corporation (the "Company"), entered into a Share Exchange Agreement (the “Exchange Agreement”) with Weixin International Co., Limited, a company organized under the laws of the British Virgin Islands; (“Weixin BVI”); Wei Xin Holding Group Limited, a company organized under the laws of Hong Kong and a wholly-owned subsidiary of Weixin BVI (“Weixin HK”); Gangzhou Kelida Intelligent Equipment Co., Ltd., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Weixin HK (“Kelida”); Zhaoqing Hua Su Plastic Trading Company, Zhaoqing Chuang Yi Resources Recycle Co., Ltd., Zhaoqing Xin Ye Plastic Co., Ltd., and Zhaoqing Li Jun Craftwork Co., Ltd., each a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Kelida; and all of the shareholders of Weixin BVI (collectively, the “Shareholders”).  Pursuant to the agreement, the Company agreed to issue an aggregate of 7,865,556 shares of its common stock to the Shareholders in exchange for 100% of the share capital of Weixin BVI (the "Share Exchange").

The Company also entered into a Share and Warrant Cancellation Agreement (the “Cancellation Agreement”) on November 12, 2010 with all of the Company’s existing stockholders, pursuant to which the stockholders agreed to cancel 6,679,899 shares of common stock and warrants to purchase 7,804,804 shares of common stock prior to the closing of the Share Exchange.

Pursuant to the terms of the Exchange Agreement, the Company expects there will be approximately 12,217,455 shares of common stock and warrants to purchase 782,545 shares of common stock issued and outstanding after giving effect to the transactions contemplated by the Exchange Agreement and the Cancellation Agreement.

The consummation of the Share Exchange is subject to certain conditions. The Share Exchange, if consummated, will result in a change-in-control of the Company and the assumption of Weixin BVI’s operations and liabilities. In connection with the change-in-control, there will be a new Board of Directors and management of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRKP 23, INC.

Date: November 12, 2010
By: /s/ Richard Rappaport
Name: Richard Rappaport
Title: President